Issuer Free Writing Prospectus filed pursuant to Rule 433 Supplementing the Prospectus dated March 31, 2016 Registration No. 333-210502

GM Financial launches Right Notes investment program

Later today, the company will send the attached email to all U.S. team members regarding an exciting new investment program — GM Financial Right NotesSM.

Right Notes offer team members a convenient way to invest funds directly with GM Financial. For a minimum investment of $500, investors earn daily interest at a competitive rate and have access to their funds at any time with no additional fees.

You and your team members are encouraged to visit the Right Notes site at rightnotes.com. From there you can:

•	Download the prospectus

•	Review investment benefits

•	See current rates

•	Make an initial investment

To be eligible to invest in Right Notes, you must have a registered address in the U.S. and either a valid Social Security number or federal tax ID number. Right Notes are currently unavailable to Florida residents, however, GM Financial expects to open up the program to them soon.

Following the rollout to GM Financial team members, we will broaden the scope of the program to include GM and GM dealership employees, as well as GM and GM Financial retirees.

If you have questions regarding GM Financial Right Notes, please email Mark Cords, AVP Corporate Treasury/Debt Markets at Mark.Cords@gmfinancial.com or Steve Jones, VP Investor Relations at Stephen.Jones@gmfinancial.com.

The Corporate Treasury team will soon be scheduling information sessions for GM Financial team members at locations across the U.S.

Subject Line: Invest now in the new GM Financial Right Notes

Subject Line: Invest now in the new GM Financial Right Notes
THE RIGHT WAY TO INVEST
GM Financial Right NotesSM are more than Just an investment for you — they are an investment in us. Executives Dan Berce (GM Financial) and Alan Batey (General
Motors) introduce the benefits of GM Financial Right Notes and how this new investment program works.
The program offers a convenient way to personally invest while supporting our customers and dealers.
BENEFITS AT A GLANCE
Higher rates than most savings accounts
8
24)7 access to your funds with no additional fees
Convenient online enrollment & investment management
$500 minimum investment
odlt
Daily interest automatically reinvested monthly +
Additional investments accepted at any time - including direct from payroll
For more Information, check out our Frequently Asked Questions at rlghtnotea.com or call 1444-556-1485. LEARN MORE
/
PLEA5E 00 NOT REPLY TO THIS MESSAGE.
P
Ousitlons orcom,nsnts? Repi s rho on’aisd-.-’ o’ost- -.
Please carrtapt Castonrer Sero C h Cr C I 1-14.1
Hours etOperatlon
Monday- Fricay
8a.m. -7p.m. (ETt
GM Flnarrdai I 801 Cheny St. Sslte 3500 I Fort Worth, ‘DC 76102
Genwal Motors Fisanasl Company, Inc. (GM Financlari has tied a mgistratios statement (isduding 5 prosoedus) with the SEC toe the offering to which this oomnunlcaton relates, eetom you Invest yos should read the pmspectus in that mgiolrahon statement and other doojmerrts GM Financial has flied with the SEC for more complete information shod GM Financial and this sfferrng. You may get these documents for free by visiting EDGAR on the SEC Web nile at viww.nec.gov or by downloading them from the GM Finandal Rght
Notet Web tile at rightncten.grotnuncial.com. Attemativoly GM Financial will arrange to tend you the prospectus if you request it by calllnç tot-free 1-844-556-1485.
GM Floundul and the GM logo am trademarks of General Motom LLC, used erith permission.
ow FINANCIAL
RIGHT NOTES